Exhibit 4.4

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE SUPPLEMENTAL INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

CUSIP 45031U CD1

ISIN:  US45031UCD19

5.25% Senior Notes due 2022

No. 1	$400,000,000

iSTAR INC.

promises to pay to CEDE & Co., or registered assigns, the principal sum of $400,000,000 (as revised by the Schedule of Exchanges of Interests in the Global Note attached hereto) on September 15, 2022.

Interest Payment Dates:  March 15 and September 15, commencing on March 15, 2018

Record Dates:  March 1 and September 1

Reference is made to the further provisions of this Note set forth on the reverse hereof.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, iSTAR INC. has caused this instrument to be duly signed.

iSTAR INC.

By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Operating Officer and Chief Financial Officer

Dated: September 20, 2017

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series described in the within-mentioned Indenture and Supplemental Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven V. Vaccarello
Authorized Signatory

Dated: September 20, 2017

[Signature Page to Global Note]

5.25% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Supplemental Indenture referred to below unless otherwise indicated.

1.                                      Interest.  iStar Inc., a Maryland corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate of 5.25% per annum from September 20, 2017 until Maturity (or any applicable Redemption Date (as defined below) or the date of purchase following a Change of Control Triggering Event (as defined in the Indenture referenced below).  The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2018, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 20, 2017.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Supplemental Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  In the case of certificated Notes, the Company reserves the right to pay interest to Holders of Notes by check mailed to such Holders at their registered addresses or by wire transfer to Holders of at least $5.0 million aggregate principal amount of Notes.

3.                                      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Supplemental Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Company issued the Notes under an Indenture, dated as of February 5, 2001 (the “Base Indenture”), as amended and supplemented, including as supplemented by the Supplemental Indenture, dated as of September 20, 2017 (as it may be amended or supplemented, the “Supplemental Indenture” and together with the Base

Indenture, the “Indenture”), between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are obligations of the Company.  The Company is issuing $400,000,000 in aggregate principal amount of Notes on the Issue Date and may issue Additional Notes in accordance with the terms of the Indenture.

5.                                      Optional Redemption.  Prior to September 15, 2019, the Notes may be redeemed in whole or in part at the Company’s option at any time and from time to time at a Redemption Price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but excluding, the date of the redemption (the “Redemption Date”) (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

On or after September 15, 2019, the Notes may be redeemed in whole or in part at the Company’s option at any time from time to time at the following Redemption Prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued but unpaid interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the periods beginning on the dates set forth below:

Date	Percentage
September 15, 2019	102.625%
September 15, 2020	101.313%
September 15, 2021 and thereafter	100.000%

Prior to September 15, 2019, the Company shall be entitled at its option on one or more occasions to redeem the Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a Redemption Price (expressed as a percentage of principal amount) of 105.250%, plus accrued but unpaid interest, if any, to, but excluding, the Redemption Date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that:

(1)                                 at least 65% of such aggregate principal amount of the Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)                                 each such redemption occurs within 120 days after the date of the closing of the related Qualified Equity Offering.

“Applicable Premium” means, at any Redemption Date, the greater of: (1) 1.0% of the principal amount of the Notes; and (2) the excess of (a) the present value at such Redemption Date of (i) 102.625% of the principal amount of the Notes on the Redemption Date plus (ii) all required remaining scheduled interest payments due on the Notes through September 15, 2019, excluding accrued but unpaid interest to the Redemption Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of the Notes on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the third Business Day prior to the Company providing notice of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to September 15, 2019, provided, however, that if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6.                                      Mandatory Redemption.  Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                      Repurchase at Option of Holder.  Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

8.                                      Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in integral multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Supplemental Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company and the Trustee may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.                               Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                               Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be modified, amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class.  Without the consent of any Holder of a Note, the Indenture or the Notes may be modified,  amended or supplemented:  (a) to cure any ambiguity, defect or inconsistency that does not adversely affect in any material respect the rights hereunder of any Holder of the Notes under the Indenture; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes; (c) to alter the provisions of the Indenture to provide for the assumption of the Company’s obligations to the Holders by a successor to the Company pursuant to Article 5 of the Supplemental Indenture; (d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect in any material respect the rights hereunder of any Holder of the Notes; (e) to conform the provisions of the Indenture to the “Description of the Notes” and “Description of Debt Securities” sections of the Prospectus dated September 14, 2017 relating to the offering of the Notes; (f) to comply with requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (g) to comply with the rules of any applicable depositary; or (h) to evidence and provide for the acceptance of appointment under the Supplemental Indenture of a successor Trustee.

12.                               Defaults and Remedies.  Events of Default are set forth in the Supplemental Indenture.  If any Event of Default occurs with respect to the Notes and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in writing in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Supplemental Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.                               Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.                               No Recourse Against Others.  A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

15.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.                               Governing Law.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture.  Requests may be made to:

iStar Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York  10036
Attention:  Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                   to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 of the Supplemental Indenture, check the following box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 of the Supplemental Indenture, state the amount you elect to have purchased.

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian